Exhibit 99.1

Apollo Global Management Closes Apollo Investment Fund VIII

New York, January 9, 2014 – Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”) today announced that it held the final close of its current flagship private equity fund, Apollo Investment Fund VIII, L.P., on December 31, 2013 with $17.5 billion of commitments from third party investors.

Fund VIII will seek to continue Apollo’s history of successful value-oriented and contrarian private equity investing to achieve superior risk-adjusted rates of return across all economic cycles. Apollo has consistently focused on three primary types of transactions within its private equity funds including distressed investments, corporate carve-outs and opportunistic buyouts.

Leon Black, Chairman and Chief Executive Officer, said, “We are very grateful for the overwhelming support for Fund VIII, which includes significant commitments from a preeminent global investor base consisting of both longstanding existing limited partners as well as many new investors. Fund VIII benefited from the support of a diversified group of investors, including many public pensions, sovereign wealth funds, corporate pensions, endowments and foundations, funds of funds, consultants and high net worth investors. We believe this support reflects our market-leading investment performance, strict adherence to Apollo’s differentiated investment approach and continued commitment to fostering strong relations with our limited partners.”

In demonstrating an alignment of interest with its fund investors, Apollo and affiliated investors, including senior professionals, committed approximately $880 million of additional capital to Fund VIII.

Apollo’s previous flagship private equity fund, Fund VII, which was raised in 2008, has generated annual gross and net IRRs of 38% and 29%, respectively, from its inception through September 30, 2013.

Apollo’s private equity segment had assets under management of approximately $43 billion of as of September 30, 2013, and 92 investment professionals around the world.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of approximately $113 billion as of September 30, 2013, in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Contact Information

For investor inquiries regarding Apollo, please contact:

Gary M. Stein

Head of Corporate Communications

Apollo Global Management, LLC

212-822-0467

gstein@apollolp.com

Noah Gunn

Investor Relations Manager

Apollo Global Management, LLC

212-822-0540

ngunn@apollolp.com

For media inquiries regarding Apollo, please contact:

Charles Zehren

Rubenstein Associates, Inc. for Apollo Global Management, LLC

(212) 843-8590

czehren@rubenstein.com

2